Exhibit 99.1

Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial
Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES DECLARES REGULAR AND SPECIAL CASH DIVIDEND
MOUNT AIRY, N.C., August 12, 2008 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that its board of directors has declared a regular quarterly cash dividend of $0.03 per share on the Company’s common stock. In addition to the regular cash dividend, Insteel’s board declared a special cash dividend of $0.50 per share. The total cash dividend of $0.53 per share is payable on October 3, 2008 to shareholders of record as of September 19, 2008.
Insteel’s president and chief executive officer, H.O. Woltz III commented, “Since the beginning of fiscal 2006, Insteel’s operations have generated $86.3 million of cash, which has been used to:
➢	fund $44.4 million of capital expenditures;

➢	repay $11.9 million previously outstanding on our credit facility, leaving us with a debt-free balance sheet;

➢	repurchase $8.7 million of the Company’s common stock;

➢	pay $6.0 million of cash dividends; and

➢	increase our cash balance by $16.1 million to $17.5 million.
“In view of our strong operating cash flow in recent years and the completion of the significant investments that we have made in our facilities, we believe the special dividend is an appropriate means of returning capital to our shareholders without compromising our ability to repurchase additional shares or pursue any growth opportunities that may arise.”
The declaration and payment of future dividends will be determined after taking into account various factors, including general business conditions and the Company’s financial position, operating results, and anticipated cash requirements.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s intent and ability to pay future dividends. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s reports and statements that it files with the U.S. Securities and Exchange Commission, in particular in its Annual Report on Form 10-K for the year ended September 29, 2007. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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Insteel Industries, Inc.